Broadridge

Broadridge Financial Solutions, Inc.
Investor Communication Solutions, MIS
60 Research Road, Hingham, MA 02043
877 868 3647

Re: NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS

STATE OF NEW YORK

COUNTY OF SUFFOLK

Geralyn Valencius being duly sworn deposes and says that she is a Project Administrator of BROADRIDGE FINANCIAL SOLUTIONS INC. of Hingham, Massachusetts and that commencing on the seventeenth day of July in the year Two Thousand Seven, she served Notice of which the annexed is a copy upon record date holders.

That such service was made by duly mailing through U.S. Postal Authorities, with legal postage paid thereon, a copy of said notice as provided by Nicholas-Applegate Institutional Funds, addressed to each shareholder at his, her, their or its usual Post Office address as appeared on the books of the Fund as of record date, May 31, 2007. This was done through the regular course of business.

/s/ Geralyn Valencius
Geralyn Valencius
Project Administrator

Subscribed and sworn before me in the Town of Hingham this 10th day of August, 2007.

/s/ G. Scott  Merrill
G. Scott  Merrill
Notary Public
COMMONWEALTH OF MASSACHUSETTS
My commission expires March 31, 2011








Broadridge

Broadridge Financial Solutions, Inc.
Investor Communication Solutions, MIS
60 Research Road, Hingham, MA 02043
877 868 3647

August 10, 2007

Stephanie Boes
Nicholas Applegate Institutional Funds
600 W Broadway
32nd Floor
San Diego, CA 92101

RE: Nicholas-Applegate Institutional Funds

CERTIFICATE OF TABULATION

This is to certify that BROADRIDGE FINANCIAL SOLUTIONS INC. received a record date file as of May 31, 2007 containing 53,137,758.680 shares of the Nicholas-Applegate Institutional Funds issued and outstanding and entitled to vote at the Special Meeting of Shareholders to be held on August 13, 2007 if represented.

BROADRIDGE FINANCIAL SOLUTIONS INC. has tabulated proxies totaling 20,911,894.761 shares, which is 39.354% of the shares on the record date file. A summary of voted shares, by proposal, is attached.

BROADRIDGE FINANCIAL SOLUTIONS INC. does not guarantee the genuineness of the signature(s) of any shareholder or assume any responsibility for the legality of any voted proxy.

Sincerely,
BROADRIDGE FINANCIAL SOLUTIONS INC.
/s/ Geralyn Valencius
Geralyn Valencius
Project Administrator

Enclosure









SHAREHOLDER RESPONSE SUMMARY REPORT
NICHOLAS-APPLEGATE
NICHOLAS APPLEGATE INSTITUTIONAL FUNDS
August 13, 2007

        No. of Shares         % of Outstanding Shares      % of Shares Voted
1. Election of Trustees

                              BRADFORD K. GALLAGHER

Affirmative  	20,902,044.761           39.336%            99.953%
Withhold             9,850.000             .018%              .047%
TOTAL           20,911,894.761           39.354%            100.000%

                              DR. STEVEN GRENADIER

Affirmative   20,903,452.761              39.338%            99.960%
Withhold           8,442.000	            .016%              .040%
TOTAL         20,911,894.761              39.354%           100.000%

                              DR. ARTHUR B. LAFFER

Affirmative   20,851,683.269              39.241%            99.712%
Withhold          60,211.492                .113%   	       .288%
TOTAL         20,911,894.761           	  39.354%           100.000%

** FUND TOTALS:      SHARES
RECORD TOTAL       53,137,758.680
VOTED SHARES       20,911,894.761
PERCENT VOTED              39.354%



Investor Communication Solutions, MIS 60 Research Road Hingham, MA 02043
Phone: 877 868 3647 Fax: 781 740 3735 Email: mis@broadridge.com